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Exhibit 23.3

INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
FTD.COM INC.:

        We consent to the use of our report dated January 10, 2002, with respect to the balance sheet of National Flora, Inc. (a wholly-owned subsidiary of Gerald Stevens, Inc.) as of August 31, 2001, and the related statements of operations and changes in net investment by parent and cash flows for the year then ended, included herein and to the reference to our firm under the heading "Experts" in the joint proxy statement/prospectus.

/s/ KPMG LLP

Chicago, Illinois
May 28, 2002

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  Exhibit 23.3
INDEPENDENT AUDITORS' CONSENT